 EXHIBIT 12.1

	COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
	PREFERRED STOCK DIVIDENDS

	Year	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2005	December 31, 2004

Net Income	$17,994,036	$16,282,037	$16,826,749	$15,194,281	$14,053,083	$13,332,040
Add:
Interest on
indebtedness	4,346,519	5,006,460	4,712,893	4,486,743	4,007,754	4,354,454
Amortization of
financing costs	288,235	172,954	182,872	138,028	151,133	152,258

Earnings	$22,628,790	$21,461,451	$21,722,514	$19,819,052	$18,211,970	$17,838,752

Fixed charges and
preferred stock
dividends:
Interest on
indebtedness	$4,567,301	$5,564,105	$5,268,893	$4,684,743	$4,444,754	$4,659,454
Amortization of
financing costs	288,235	172,954	182,872	138,028	151,133	152,258

Fixed charges	4,855,536	5,737,059	5,451,765	4,822,771	4,595,887	4,811,712

Add:
Preferred stock
dividends	-	-	-	-	-	-

Combined fixed
charges and
preferred stock
dividends	$4,855,536	$5,737,059	$5,451,765	$4,822,771	$4,595,887	$4,811,712

Ratio of earnings to
fixed charges	4.66x	3.74x	3.98x	4.11x	3.96x	3.71x